EXHIBIT 10.2
FIFTH AMENDMENT
TO THE
PNM RESOURCES, INC.
NON-UNION SEVERANCE PAY PLAN

Effective January 1, 2002, Public Service Company of New Mexico (“PNM”) adopted the Public Service Company of New Mexico Benefits My Way Plan (the “BMW Plan”).  Effective November 27, 2002, sponsorship of the BMW Plan was transferred from PNM to PNM Resources, Inc. (“PNM Resources”) and the Plan was renamed the “PNM Resources, Inc. Benefits My Way Plan.”  The BMW Plan consisted of a number of component programs including Program 12, Non-Union Severance Pay Program (the “Non-Union Severance Program”).  Effective as of January 1, 2004, PNM Resources amended and restated the BMW Plan to divide it into a number of separate plans that replace several of the component programs in effect on December 31, 2003.  As part of the amendment and restatement, the PNM Resources, Inc. Non-Union Severance Pay Plan (the “Plan”) was created as a successor plan to the Non-Union Severance Program, effective as of January 1, 2004.  The Plan has since been amended on four previous occasions.  By this instrument, PNM Resources now desires to amend the Plan as set forth below.

1.           Except as otherwise provided, this Fourth Amendment shall be effective as of January 1, 2007.

2.           Section 2.1(a) (Affiliate) of the Plan is hereby amended by adding a new paragraph to the end thereof:

“50% Affiliate” means any of the following:  (1) an entity that would be a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group if for purposes of applying Section 1563(a)(1), (2) or (3) of the Code for determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3); and (2) an entity that would be a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code) that includes the Company as a member of the group if for purposes of applying Treas. Reg. § 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2.

3.           Section 2.1(bb) (Year of Service) of the Plan is hereby amended by adding the following new paragraph to the end thereof:

Persons employed in the service of EnergyCo, LLC or its affiliates immediately before becoming an employee of the Company (an “EnergyCo Transferred Employee”) shall receive credit for all service with EnergyCo, LLC or its affiliates as if such service were performed for the Company.  Service will be credited on a reasonably uniform basis.

4.           Section 3.5(e) (Certain Employees Ineligible For Benefits) of the Plan is hereby amended by and restated to provide as follows:

(e)           Employees who do not terminate employment with the Company and all of its Affiliates and 50% Affiliates.

5.           This Fifth Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall be considered in full force and effect.  Notwithstanding the foregoing, this Fifth Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Fifth Amendment.

IN WITNESS WHEREOF, PNM Resources has caused this Fifth Amendment to be executed as of this 12th day of March, 2007.

PNM RESOURCES, INC.

By:           /s/ Alice A. Cobb

      Its: SVP, Chief Administrative Officer

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